Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002	2001
Income before gain on sale of communities and cumulative effect of change in accounting principle	$85,488	$107,670	$71,639	$79,167	$80,002	$133,755

(Plus):
Minority interest in consolidated partnerships	260	1,481	150	950	865	948
Amortization of capitalized interest (1)	3,305	5,957	5,114	4,429	3,605	2,607

Earnings before fixed charges	$89,053	$115,108	$76,903	$84,546	$84,472	$137,310

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$209	$354	$323	$503	$527	$472
Interest expense	55,259	127,099	131,103	130,178	114,282	92,597
Interest capitalized	11,205	25,284	20,566	24,709	29,937	27,635
Preferred dividend	4,350	8,700	8,700	10,744	17,896	40,035

Total fixed charges (2)	$71,023	$161,437	$160,692	$166,134	$162,642	$160,739

(Less):
Interest capitalized	11,205	25,284	20,566	24,709	29,937	27,635
Preferred dividend	4,350	8,700	8,700	10,744	17,896	40,035

Earnings (3)	$144,521	$242,561	$208,329	$215,227	$199,281	$230,379

Ratio (3 divided by 2)	2.03	1.50	1.30	1.30	1.23	1.43

Exhibit 12.1 (continued)
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2004	2003	2002	2001
Income before gain on sale of communities and extraordinary item	$85,488	$107,670	$71,639	$79,167	$80,002	$133,755

(Plus):
Minority interest in consolidated partnerships	260	1,481	150	950	865	948
Amortization of capitalized interest (1)	3,305	5,957	5,114	4,429	3,605	2,607

Earnings before fixed charges	$89,053	$115,108	$76,903	$84,546	$84,472	$137,310

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$209	$354	$323	$503	$527	$472
Interest expense	55,259	127,099	131,103	130,178	114,282	92,597
Interest capitalized	11,205	25,284	20,566	24,709	29,937	27,635

Total fixed charges (2)	$66,673	$152,737	$151,992	$155,390	$144,746	$120,704

(Less):
Interest capitalized	11,205	25,284	20,566	24,709	29,937	27,635

Earnings (3)	$144,521	$242,561	$208,329	$215,227	$199,281	$230,379

Ratio (3 divided by 2)	2.17	1.59	1.37	1.39	1.38	1.91

(1)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).